EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Bridgeline Digital, Inc. on Form S-8 (No. 333-170819) of our report dated December 29, 2010, with respect to our audit of the consolidated financial statements of Bridgeline Digital, Inc. as of September 30, 2010 and for the year then ended, which report is included in this Annual Report on Form 10-K of Bridgeline Digital, Inc. for the year ended September 30, 2010.

/s/ Marcum LLP
Marcum LLP

Boston, Massachusetts
December 29, 2010